EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 27th day of May, 2014 (the “Effective Date”), by and between RestorGenex Corporation, a Nevada corporation with an address at 1800 Century Park East, 6th Floor, Los Angeles, CA 90067 (the “Company”), and Phillip B. Donenberg, a natural person (“Executive”).

W I T N E S E T H:

WHEREAS, Executive desires to be employed by the Company as its Chief Financial Officer (the “Position”) and the Company wishes to employ Executive in such capacity.

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this document, the Company and Executive hereby agree as follows:

1.                  Employment and Duties. The Company agrees to employ and Executive agrees to serve in the Position effective as of the Effective Date. The duties and responsibilities of Executive shall include the duties and responsibilities as the Board of Directors of the Company (the “Board”) may from time to time assign to Executive comparable with the duties and responsibilities of a Chief Financial Officer of a corporation.

Executive shall devote substantially all of his business hours, and during such time, will make the best use of Executive’s attention and energies to the business of the Company. Nothing in this Section 1 shall prohibit Executive from (a) subject to the Board’s approval, serving as a member of the board of directors of up to two (2) for-profit entities, (b) serving as a director or trustee of any charitable or educational organization or (c) engaging in civic, educational, religious, charitable or other community or non-profit activities; provided, that none of such activities materially interfere with the performance of the duties and responsibilities of Executive under this Agreement and do not violate the terms of Section 13.

2.                  Employment Period. The Executive’s employment under this Agreement will commence on the Effective Date and will continue through the third (3rd) anniversary of such date (the “Initial Term Expiration Date”); provided, that upon the Initial Term Expiration Date, and each subsequent anniversary of such date, if applicable, the term of the Executive’s employment under this Agreement will automatically be extended by one (1) year, unless either party provides the other party with written notice at least ninety (90) days before the Initial Term Expiration Date, or such subsequent anniversary of such date, if applicable, of such party’s decision not to extend the term of employment under this Agreement. Notwithstanding the foregoing, the Executive’s employment under this Agreement may be terminated at any time, before or after the Initial Term Expiration Date, in accordance with Section 11. The term of the Executive’s employment under this Agreement is the “Employment Period.”

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3.                  Place of Employment. The principal location of Executive’s employment shall be in the Chicago, Illinois (and its suburban) area. The parties acknowledge, however, that Executive may be required to travel in connection with the performance of his duties hereunder and shall spend substantial time at the Company’s Boston office as necessary to perform his duties.

4.                  Base Salary. For all services to be rendered by Executive pursuant to this Agreement, the Company agrees to pay Executive during the Employment Period a base salary (the “Base Salary”) at an annual rate of at least Three Hundred Thirty Five Thousand Dollars ($335,000) during the Employment Period, with at least annual review and Base Salary increases as approved by the Board or the Compensation Committee of the Board (the “Compensation Committee”). In no event shall the Base Salary be decreased during the Employment Period. The Base Salary shall be paid in periodic installments in accordance with the Company’s regular payroll practices.

5.                  Annual Bonus. Executive shall have the opportunity to earn a bonus with respect to each year during the Employment Period, based upon Executive’s achievement of performance objectives set by the Board or the Compensation Committee after consultation with Executive, with a targeted bonus opportunity of forty-five percent (45%) of Executive’s Base Salary for such year (the “Annual Bonus”), with the potential to earn a higher bonus for above target performance. The foregoing notwithstanding, the amount of any such grant shall be at the discretion of the Board of Directors. Any Annual Bonus shall be paid no later than March 15th of the calendar year immediately following the calendar year to which the Annual Bonus relates. The amount of the Annual Bonus target shall be reviewed by the Board or the Compensation Committee on an annual basis. In no event shall the Annual Bonus targeted bonus opportunity be less than forty-five percent (45%) during the Employment Period

6.                  Severance Compensation. Upon termination of Executive’s employment during the Employment Period by the Company, other than for Cause or by the Executive for Good Reason, Executive shall receive the severance benefits described in this Section 6.

(a)                Executive shall receive an amount equal to twelve (12) months of Executive’s monthly Base Salary in effect as of the date of termination plus the pro-rata Annual Bonus amount of forty-five percent (45%) of annual Base Salary, (the “Separation Payment”); provided, that no later than fifty (50) days after Executive terminates employment he executes an agreement releasing the Company and its affiliates from any liability associated with this Agreement substantially in the form attached as Exhibit A (or such other form mutually agreed upon by the parties ) (the “Release”) and all time periods imposed by law permitting cancellation or revocation of such Release by Executive shall have passed or expired. Subject to anything to the contrary in Section 11(d)(3) and Section 15, the Separation Payment shall be paid in accordance with the customary payroll practices of the Company with the first payment made on the payroll date that first follows the date the revocation period of the Release has ended (without any revocation by Executive).

(b)               Subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to the Company’s group health insurance plans in which the Executive (and his spouse and other dependents) participated immediately prior to the termination date (the “COBRA Continuation Coverage”), the Company will reimburse Executive for the amount Executive pays for COBRA Continuation Coverage for himself and his spouse and other dependents during the Premium Reimbursement Period (the “COBRA Premium Reimbursements”). The “Premium Reimbursement Period” is the period that begins on the date Executive terminates employment and ends on the earlier of: (1) the twelfth (12th) month after the termination date and (2) the date on which Executive’s eligibility for COBRA Continuation Coverage under the Company’s group health plans ends (which may be the date on which Executive becomes covered by another employer’s group health plan because of reemployment or otherwise).

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(c)                If Executive experiences a Change of Control Termination during the Employment Period, then Executive will be entitled to the benefits described in this Section 6(c), in lieu of the benefits described in Sections 6(a) and 6(b). A “Change of Control Termination” means termination of Executive’s employment by Executive for Good Reason or any involuntary termination of Executive’s employment by the Company (or its successor), other than for Cause, within the period beginning on the date of a Change of Control and ending twelve (12) months from the date of the Change of Control or prior to a Change of Control if Executive’s termination of employment was either a condition of the Change of Control or was at the request or insistence of a person related to the Change of Control.

(1)               Executive shall receive an amount equal to twenty-four (24) months of Executive’s monthly Base Salary in effect as of the date of termination plus two (2) times the Annual Bonus amount of forty-five percent (45%) of annual Base Salary (the “Change of Control Separation Payment”); provided, that no later than fifty (50) days after Executive terminates employment he executes the Release and all time periods imposed by law permitting cancellation or revocation of such Release by Executive shall have passed or expired. Subject to anything to the contrary in Section 11(d)(3) and Section 15, the Change of Control Separation Payment shall be paid in a single lump sum payment within ten (10) business days after Executive returns the signed Release and the revocation period has expired without Executive revoking the Release.

(2)               Subject to Executive’s timely election of COBRA Continuation Coverage, the Company will reimburse Executive for the amount Executive pays for COBRA Continuation Coverage during the Change of Control Premium Reimbursement Period (the “Change of Control COBRA Premium Reimbursements”). The “Change of Control Premium Reimbursement Period” is the period that begins on the date Executive terminates employment and ends on the earlier of: (1) the eighteenth (18th) month after the termination date and (2) the date on which Executive’s eligibility for COBRA continuation coverage under the Company’s group health plans ends (which may be the date on which Executive becomes covered by another employer’s group health plan because of reemployment or otherwise).

(d)               The Company shall deduct, from all Separation Payments and Change of Control Severance Payments, all applicable taxes including income tax, FICA and FUTA, and other appropriate deductions.

7.                  Equity Awards. Executive shall receive an initial grant of Two Hundred and Fifty Thousand (250,000) stock options to purchase the Company’s common stock (subject to adjustment for stock splits, stock dividends and other similar changes in the Company’s common stock). Such initial stock option(s) shall have a per share exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant and shall vest quarterly while employed and over the three (3) initial term of Executive’s employment. In addition to such initial stock option(s), the Board or Compensation Committee shall review Executive’s long-term compensation at least annually and, after consultation with Executive, shall consider granting annual additional equity awards under the RestorGenex Incentive Compensation Plan (or any successor or replacement plan adopted by the Board and approved by the stockholders of the Company) (the “Plan”) as the Board or Compensation Committee may from time to time determine (the “Equity Awards”). The Equity Awards shall be subject to the applicable Plan terms and conditions; provided, however, that the vesting of the Equity Awards shall accelerate and become immediately vested and exercisable upon a Change of Control and the Equity Awards shall be subject to any additional terms and conditions as are provided herein or in any award agreement, which shall supersede any conflicting provisions governing Equity Awards provided under the Plan.

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8.                  Clawback Rights. All amounts paid to Executive by the Company relating solely to incentive-based compensation granted during the Employment Period (collectively, the “Clawback Benefits”) shall be subject to “Clawback Rights” as follows: during the period that Executive is employed by the Company and upon the termination or expiration of Executive’s employment and for a period of eighteen (18) months thereafter, if any of the following events occur, Executive agrees to repay or surrender to the Company Clawback Benefits if a restatement (a “Restatement”) of any financial results from which any Clawback Benefits to Executive shall have been determined (such restatement resulting from material non-compliance of the Company with any financial reporting requirement under the federal securities laws and shall not include a restatement of financial results resulting from subsequent changes in accounting pronouncements or requirements which were not in effect on the date the financial statements were originally prepared), then Executive agrees to immediately repay or surrender upon demand by the Company any Clawback Benefits which were determined by reference to any Company financial results which were later restated, to the extent the Clawback Benefits amounts paid exceed the Clawback Benefits amounts that would have been paid, based on the restatement of the Company’s financial information All Clawback Benefits amounts resulting from such Restatements shall be retroactively adjusted by the Compensation Committee (or the Board, if there is no Compensation Committee) to take into account the restated results and if any excess portion of the Clawback Benefits resulting from such restated results is not so repaid or surrendered by Executive within one hundred eighty (180) days of the revised calculation being provided to Executive by the Company following a publicly announced restatement, the Company shall have the right to take any and all action to effectuate such adjustment. For the avoidance of doubt, the Company and Executive agree and acknowledge that this Section 8 is specifically limited to the Company clawing back only incentive-based compensation when it is finally determined (in accordance with the timeline set forth herein), following a Restatement of the financial results that, in the first instance, the incentive-based compensation should not have been paid.

The amount of Clawback Benefits to be repaid or surrendered to the Company shall be reasonably determined by the Compensation Committee (or the Board, if there is no Compensation Committee) and applicable law, rules and regulations. All determinations by the Compensation Committee (or the Board, if there is no Compensation Committee) with respect to the Clawback Rights shall be final and binding on the Company and Executive. The parties acknowledge it is their intention that the foregoing Clawback Rights as relates to Restatements conform in all respects to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd Frank Act”) and requires recovery of all “incentive-based” compensation, pursuant to the provisions of the Dodd Frank Act and any and all rules and regulations promulgated thereunder from time to time in effect. Accordingly, the terms and provisions of this Agreement shall be deemed automatically amended from time to time to assure compliance with the Dodd Frank Act and such rules and regulation as hereafter may be adopted and in effect.

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9.                  Expenses. Executive shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel (including, but not limited to, travel to the Company’s Boston office), entertainment, and other expenses incurred by Executive while employed (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided, that Executive shall properly account for such expenses in accordance with Company policies and procedures.

10.              Other Benefits; Vacation. During the Employment Period, Executive shall be eligible to participate in incentive, stock purchase, savings, retirement (401(k)), and welfare benefit plans including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, “Benefit Plans”), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company’s managerial or salaried executive employees. During the Employment Period, Executive shall be entitled to accrue, on a pro rata basis, twenty-two (22) paid vacation days per year, which if not taken will be carried forward. Vacation shall be taken at such times as are mutually convenient to Executive and the Company and no more than ten (10) consecutive days shall be taken at any one time without the advance approval of the Board.

11.              Termination of Employment.

(a)                Death. If Executive dies during the Employment Period, this Agreement and Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations to Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay to Executive’s heirs, administrators or executors (1) any earned but unpaid Base Salary, unpaid pro rata Annual Bonus for the current year through the date of death, reimbursement of any and all reasonable expenses paid or incurred by Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the date of death and (2) any accrued but unused vacation time through the date of death in accordance with Company policy (other than any limits on carry-over of vacation accruals that conflict with Section 10). The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions. In addition, Executive’s spouse and other dependents shall be entitled to COBRA Premium Reimbursements.

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(b)               Disability. In the event that, during the term of this Agreement Executive shall be prevented from performing his duties and responsibilities hereunder to the full extent required by the Company by reason of Disability (as defined below), this Agreement and Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations or liability to Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay Executive or his heirs, administrators or executors (1) any earned but unpaid Base Salary, unpaid pro rata Annual Bonus for the current year through the date of termination of employment, reimbursement of any and all reasonable expenses paid or incurred by Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date and (2) any accrued but unused vacation time through the termination date in accordance with Company policy (other than any limits on carry-over of vacation accruals that conflict with Section 10). The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions through the last date of Executive’s employment with the Company. In addition, Executive shall be entitled to COBRA Premium Reimbursements. For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by Executive, with or without reasonable accommodation, of his duties and responsibilities hereunder for a period of not less than an aggregate of three (3) months during any twelve (12) consecutive months; provided, if Executive is a qualified person with a disability under the Americans With Disabilities Act or applicable state law, the Company will make reasonable accommodations to the known physical or mental limitations of Executive including, but not limited to, consideration of whether extending the three month period would constitute a reasonable accommodation.

(c)                Cause.

(1)               At any time during the Employment Period, the Company may terminate this Agreement and Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall consist of a termination due to the following, as specified in the written notice of termination (and in each case following written notice a failure by Executive to cure within thirty (30) days of such notice except as to clauses (E) or (F) which shall not be subject to cure: (A) Executive’s failure to substantially perform the fundamental duties and responsibilities associated with Executive’s position, including Executive’s failure or refusal to carry out reasonable instructions; (B) Executive’s material breach of any material written Company policy; (C) Executive’s gross misconduct in the performance of Executive’s duties for the Company; (D) Executive’s material breach of the terms of this Agreement; (E) Executive’s conviction of any fraudulent or felony criminal offense or any other criminal offense which reflects adversely on the Company or reflects conduct or character that the Board reasonably concludes is inconsistent with continued employment; or (F) Executive’s conviction of any criminal conduct that is a “statutory disqualifying event” (as defined under federal securities laws, rules and regulations).

(2)               Prior to any termination for Cause, and following the thirty (30) day cure period provided for in Section 11(c)(1) hereof, Executive will be given five (5) business days written notice specifying the alleged Cause event and will be entitled to appear (with counsel) before the full Board to present information regarding his views on the Cause event, and after such hearing, there is at least a majority vote of the full Board (other than Executive) to terminate him for Cause. After providing the notice in foregoing sentence, the Board may suspend Executive with full pay and benefits until a final determination pursuant to this Section 11(c) has been made.

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(3)               Upon termination of this Agreement for Cause, the Company shall have no further obligations or liability to Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay Executive any earned but unpaid Base Salary, reimbursement of any and all reasonable expenses paid or incurred by Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date, and any accrued but unused vacation time through the termination date in accordance with Company policy (other than any limits on carry-over of vacation accruals that conflict with Section 10). The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(d)               Good Reason and Without Cause.

(1)               At any time during the Employment Period, subject to the conditions set forth in Section 11(d)(2) below, Executive may terminate this Agreement and Executive’s employment with the Company for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean any of the following actions taken by the Company or a successor corporation or entity without Executive’s consent: (A) material reduction of Executive’s base compensation; (B) material reduction in Executive’s title, authority, duties or responsibilities; (C) failure or refusal of a successor to the Company to materially assume the Company’s obligations under this Agreement in the event of a Change of Control; (D) subject to section 3 regarding travel to the Boston office, relocation of Executive’s the Job Site that results in an increase in Executive’s one-way driving distance by more than fifty (50) miles from Executive’s then-current principal residence; or (E) any other material breach by the Company of this Agreement.

(2)               Executive shall not be entitled to terminate this Agreement for Good Reason unless and until (i) he has delivered written notice to the Company within ninety (90) days of the date upon which the facts giving rise to Good Reason occurred of his intention to terminate this Agreement and his employment with the Company for Good Reason, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason, (ii) the Company shall not have eliminated the circumstances constituting Good Reason within thirty (30) days of its receipt from Executive of such written notice and (iii) Executive terminates employment with the Company no later than two (2) years after the initial date of the circumstances claimed to provide the basis for such termination for Good Reason.

(3)               In the event that Executive terminates this Agreement and his employment with the Company for Good Reason or the Company terminates this Agreement and Executive’s employment with the Company without Cause, the Company shall pay or provide to Executive (or, following his death, to Executive’s heirs, administrators or executors) the Separation Payment and COBRA Premium Reimbursements or, if applicable, the Change of Control Separation Payment and Change of Control COBRA Premium Reimbursements. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

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(e)                Without “Good Reason” by Executive. At any time during the term of this Agreement, Executive shall be entitled to terminate this Agreement and Executive’s employment with the Company without Good Reason by providing prior written notice of at least thirty (30) days to the Company. Upon termination by Executive of this Agreement or Executive’s employment with the Company without Good Reason, the Company shall have no further obligations or liability to Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay Executive any earned but unpaid Base Salary, reimbursement of any and all reasonable expenses paid or incurred by Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date, and any accrued but unused vacation time through the termination date in accordance with Company policy (other than any limits on carry-over of vacation accruals that conflict with Section 10). The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(f)                Change of Control. For purposes of this Agreement, “Change of Control” shall mean the occurrence of any one or more of the following: (i) the accumulation (if over time, in any consecutive twelve (12) month period), whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of 50.1% or more of the shares of the outstanding common stock of the Company, whether by merger, consolidation, sale or other transfer of shares of Company common stock (other than a merger or consolidation where the stockholders of the Company prior to the merger or consolidation are the holders of a majority of the voting securities of the entity that survives such merger or consolidation), (ii) a sale of all or substantially all of the assets of the Company or (iii) during any period of twelve (12) consecutive months, the individuals who, at the beginning of such period, constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (A) any acquisitions of Company common stock or securities convertible, exercisable or exchangeable into Company common stock directly from the Company or (B) any acquisition of Company common stock or securities convertible, exercisable or exchangeable into Company common stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company. Notwithstanding the foregoing, for purposes of determining whether Executive has a Change of Control Termination, Change of Control will only occur if such event constitutes a “Change in Control Event” as defined under Treasury Regulations issued under Code Section 409A.

(g)               Any termination of Executive’s employment by the Company or by Executive (other than termination by reason of Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, provided, however, failure to provide timely notification shall not affect the employment status of Executive.

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(h)               Regardless of whether Executive signs and does not revoke the Release, Executive (or in the event of his death, Executive’s estate) upon termination of employment Executive will receive payment for (i) all reasonable expenses paid or incurred by Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date, (ii) any accrued but unused vacation time through the termination date in accordance with Company policy (other than any limits on carry-over of vacation accruals that conflict with Section 10); and (iii) unpaid Base Salary earned through the termination date and unpaid pro rata annual Bonus, if any, for the current year through the termination date.

12.              Confidential Information.

(a)                Disclosure of Confidential Information. Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Company, its subsidiaries and their respective businesses (“Confidential Information”), including but not limited to, its products, methods, formulas, software code, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of Executive. Executive acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Company herein, Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by Executive during the course of his employment, which is treated as confidential by the Company, and not otherwise in the public domain. The provisions of this Section 12 shall survive the termination of Executive’s employment hereunder for a period of three (3) years. Information will not be deemed to be Confidential Information if: (i) the information was in Executive’s possession or within Executive’s knowledge before the Company disclosed it to Executive; (ii) the information was or became generally known to those who could take economic advantage of it; (iii) Executive obtained the information from a third party that was not known by Executive to be bound by a confidentiality agreement or other obligation of confidentiality to the Company or any other party with respect to such information; or (iv) Executive is required to disclose the information pursuant to legal process (e.g., a subpoena), provided that Executive notifies the Company promptly upon receiving or becoming aware of such legal process.

(b)               Executive affirms that he will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Company or its subsidiaries.

(c)                In the event that Executive’s employment with the Company terminates for any reason, Executive shall deliver forthwith to the Company or destroy any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax and estate planning purposes and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company.

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13.              Non-Solicitation.

(a)                Executive agrees and acknowledges that the restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on Executive. Executive also acknowledges that the products and services developed or provided by the Company, its affiliates and/or its clients or customers are or are intended to be sold, provided, licensed and/or distributed to customers and clients primarily in and throughout the United States (the “Territory”) (to the extent the Company comes to operate, either directly or through the engagement of a distributor or joint or co-venturer, or sell a significant amount of its products and services to customers located, in areas other than the United States during the term of the Employment Period, the definition of Territory shall be automatically expanded to cover such other areas), and that the Territory, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers. The provisions of this Section 13 shall survive the termination of Executive’s employment hereunder.

(b)               Executive hereby agrees and covenants that he shall not without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than (i) as a holder of less than ten (10%) percent of the outstanding securities of a Company whose shares are traded on any national securities exchange or (ii) as a limited partner, passive minority interest holder in a venture capital fund, private equity fund or similar investment entity which holds or may hold an equity or debt position in portfolio companies that are competitive with the Company; provided however, that Executive shall be precluded from serving as an operating partner, general partner, manager or governing board designee with respect to such portfolio companies), or whether on Executive’s own behalf or on behalf of any other person or entity or otherwise howsoever, engage in the activities described in Paragraphs (1), (2) and (3) below during the Employment Period and one (1) year following the end of the Employment Period, within the Territory:

(1)               Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement, for the purpose of competing with the business of the Company;

(2)               Attempt in any manner to solicit or accept from any customer of the Company, with whom Executive had significant contact during Executive’s employment by the Company (whether under this Agreement or otherwise), business of the kind or competitive with the business done by the Company with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or might do with the Company, or if any such customer elects to move its business to a person other than the Company, provide any services of the kind or competitive with the business of the Company for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person; or

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(3)               Interfere with any relationship, contractual or otherwise, between the Company and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the Company, for the purpose of soliciting such other party to discontinue or reduce its business with the Company.

With respect to the activities described in Paragraphs (1), (2) and (3), above, the restrictions of this Section 13(b) shall continue during the Employment Period and one (1) year after the end of the Employment Period; provided, however, that if Executive’s employment is terminated by Executive for Good Reason or by the Company without Cause, then the restrictions of this Section 13(b) shall terminate concurrently with the end of the Employment Period and shall be of no further effect. In the event that any provision of this Section 13 is determined by a court to be unenforceable, such provision shall not render the entire Section unenforceable but, to the extent possible, shall be appropriately adjusted to render such provision enforceable.

14.              Inventions. All systems, inventions, discoveries, apparatus, techniques, methods, know-how, formulae or improvements made, developed or conceived by Executive during Executive’s employment by the Company that (i) are directly relevant to the Company’s business as then constituted, (ii) are developed as a part of the tasks and assignments that are the duties and responsibilities of Executive, and (iii) were created using substantially the Company’s resources, such as time, materials and space, shall be and continue to remain the Company’s exclusive property, without any added compensation or any reimbursement for expenses to Executive, and upon the conception of any and every such invention, process, discovery or improvement and without waiting to perfect or complete it, Executive promises and agrees that Executive will immediately disclose it to the Company and to no one else and thenceforth will treat it as the property and secret of the Company. Executive will also execute any instruments requested from time to time by the Company to vest in it complete title and ownership to such invention, discovery or improvement and will, at the request of the Company, do such acts and execute such instruments as the Company may require, but at the Company’s expense (and if requested following the term of this Agreement, then at the customary hourly rate for time requested and spent), to obtain patents, trademarks or copyrights in the United States and foreign countries, for such invention, discovery or improvement and for the purpose of vesting title thereto in the Company, all without any reimbursement for expenses (except as provided in Section 9 or otherwise) and without any additional compensation of any kind to Executive.

15.              Section 409A.

The provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any final regulations and guidance promulgated thereunder (“Section 409A”) or an exemption thereunder and shall be construed and administered in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

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To the extent that Executive will be reimbursed for costs and expenses or in-kind benefits, except as otherwise permitted by Section 409A, (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided that the foregoing clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which Executive incurred the expense.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii). Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule. Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination, then only that portion of the severance and benefits payable to Executive pursuant to this Agreement, if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A that is payable on account of the Executive’s termination (other than by reason of death) (together, the “Deferred Compensation Separation Benefits”) that are due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following termination but prior to the six (6) month anniversary of Executive’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

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16.              Excess Parachute Payments under Code Section 280G. Notwithstanding any other provisions of this Agreement, if any “payments” (including, without limitation, any benefits or transfers of property or the acceleration of the vesting of any benefits) in the nature of compensation under any arrangement that is considered contingent on a Change in Control for purposes of Section 280G of the Code, together with any other payments that Executive has the right to receive from the Company or any corporation that is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), such “payments” may, at Executive’s sole election, be reduced to the largest amount as will result in no portion of such “payments” being subject to the excise tax imposed by Section 4999 of the Code. The type of payments to be electively reduced under this paragraph, if any, will be at the discretion of Executive.

17.              Miscellaneous.

(a)                Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Furthermore, the parties acknowledge that monetary damages alone would not be an adequate remedy for any breach by Executive of Section 12 or Section 13 of this Agreement. Accordingly, Executive agrees that any breach by Executive of Section 12 or Section 13 of this Agreement shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach. The parties understand and intend that each restriction agreed to by Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Company may have at law or in equity.

(b)               Neither Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided, however, that the Company shall have the right to delegate its obligation of payment of all sums due to Executive hereunder, provided that such delegation shall not relieve the Company of any of its obligations hereunder.

(c)                During the term of this Agreement, the Company (i) shall indemnify and hold harmless Executive and his heirs and representatives as, and to the extent, provided in the Company’s bylaws and (ii) shall cover Executive under the Company’s directors’ and officers’ liability insurance on the same basis as it covers other senior executive officers and directors of the Company.

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(d)               This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to Executive’s employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(e)                This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(f)                The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)               All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g. Federal Express) for overnight delivery to the Company at its principal executive office or to Executive at his address of record in the Company’s records, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

(h)               This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in Chicago, Illinois.

(i)                 This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

(j)                 Executive represents and warrants to the Company that he has the full power and authority to enter into this Agreement and to perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of his obligations hereunder will not conflict with any agreement to which Executive is a party.

(k)               The Company represents and warrants to Executive that it has the full power and authority to enter into this Agreement and to perform its obligations hereunder and that the execution and delivery of this Agreement and the performance of its obligations hereunder will not conflict with any agreement to which the Company is a party.

[Remainder of page intentionally left blank; signature page follows.]

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IN WITNESS WHEREOF, Executive and the Company have caused this Executive Employment Agreement to be executed as of the date first above written.

THE COMPANY:

RESTORGENEX CORPORATION

By: /s/ Stephen M. Simes
Name: Stephen M. Simes
Title: CEO

EXECUTIVE:

/s/ Phillip B. Donenberg
Phillip B. Donenberg

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EXHIBIT A

RELEASE

1.	Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Technical legal words are not needed to describe what I mean. Specific terms I use in this Release have the following meanings:
A.	“I,” “me,” and “my” include me, Phillip B. Donenberg, and anyone who has or obtains any legal rights or claims through me, including my heirs and estate.
B.	“Employer,” as used in this Release, shall at all times mean RestorGenex Corporation and “Released Party” or “Released Parties”, individual and collectively, means the Employer and the Employer’s parent, subsidiaries, affiliates, present or former officers, directors, shareholders, employees, agents or attorneys, successors, predecessors, assigns, or personal representatives.
C.	“My Claims” mean actions or causes of action, suits, claims, charges, complaints, contracts (whether oral or written, express or implied from any source), and promises, whatsoever, in law or equity, that I ever had, may now have or hereafter can, shall or may have against the Employer or other Released Party as of the date of the execution of this Release, including all unknown, undisclosed and unanticipated losses, wrongs, injuries, debts, claim or damages to me for, upon, or by reason of any matter, cause or thing whatsoever, that are in any way related to my employment with or separation (termination of employment) from the Employer.

By signing this Release, I am agreeing to release any actual and potential claim I have or may potentially have, either as an individual or standing in the shoes of the government, under any federal, state or local law, administrative regulation or legal principle (except as provided in Paragraph 4 of this Release). The following listing of laws and types of claims is not meant to, and shall not be interpreted to, exclude any particular law or type of claim, law, regulation or legal principle not listed. I understand I am releasing all my Claims, including, but not limited to, claims for invasion of privacy; breach of written or oral, express or implied, contract; fraud or misrepresentation; and any claim under the Age Discrimination in Employment Act of 1967 (“ADEA”), 29 U.S.C. § 626, as amended, the Older Workers Benefit Protection Act of 1990 (“OWBPA”), 29 U.S.C. 626(f), Title VII of the Civil Rights Act of 1964 (“Title VII”), 42 U.S.C. § 2000e, et seq., the Americans with Disabilities Act Amendments Act (“ADAAA”), 29 U.S.C. § 2101, et seq., the Family and Medical Leave Act (“FMLA”), 29 U.S.C. § 2601 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, 29 U.S.C. §§ 1001, et seq., Equal Pay Act (“EPA”), 29 U.S.C. § 206(d), the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the False Claims Act, 31 U.S.C. § 3729 et seq., the Illinois Human Rights Act §775 ILCS 5, any other state human rights or fair employment practices act, and any other federal, state, or local statute, law, rule, regulation, ordinance or order. This includes, but is not limited to, claims for violation of any civil rights laws based on protected class status; claims for assault, battery, defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, negligence, negligent hiring, retention or supervision, retaliation, constructive discharge, violation of whistleblower protection laws, unjust enrichment, violation of public policy, and all other claims for unlawful employment practices, and all other common law or statutory claims. To the maximum extent permitted by law, I agree that I will not seek and waive any right to accept any relief or award from any charge or action against the Employer before any federal, state, or local administrative agency or federal state or local court whether filed by me or on my behalf with respect to any claim or right covered by this Release.

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2.	Agreement to Release My Claims. Except as stated in Paragraph 4, I agree to give up all My Claims, waive any rights thereunder, and forever discharge the Employer and all Released Parties of and from any and all liability to me for actions or causes of action, suits, or Claims. To the maximum extent permitted by law, I agree that I will not seek and I waive any right to accept any relief or award from any charge or action against the Employer or other Released Party before any federal, state, or local administrative agency or federal state or local court whether filed by me or on my behalf with respect to any claim or right covered by this Release. I also agree to withdraw any and all of my charges and lawsuits against Employer or other Released Party, except that I may, but am not required to, withdraw or dismiss, or attempt to withdraw or dismiss, any charges that I may have pending against the Employer or other Released Party with the EEOC or other civil rights enforcement agency.

In exchange for my agreement to release my Claims, I am receiving satisfactory Consideration (compensation) from the Employer to which I am not otherwise entitled by law, contract, or under any Employer policy. The consideration I am receiving is a full and fair payment for the release of all my Claims. The Employer and the Released Parties do not owe me anything in addition to what I will be receiving.

3.	Older Workers Benefit Protection Act. [This section may be revised if Executive terminates employment as part of a “group” termination.] The Older Workers Benefit Protection Act (“OWBPA”) applies to individuals age 40 and older and sets forth certain criteria for such individuals to waive their rights under the Age Discrimination in Employment Act (“ADEA”) in connection with an exit incentive program or other employment termination program. I understand and have been advised that this Release of My Claims is subject to the terms of the OWBPA. The OWBPA provides that an individual cannot waive a right or claim under the ADEA unless the waiver is knowing and voluntary. I have been advised of this law, and I agree that I am signing this Release voluntarily, and with full knowledge of its consequences. I understand that the Employer is giving me at least twenty-one (21) days from the date I received a copy of this Release to decide whether I want to sign it. I acknowledge that I have been advised to use this time to consult with an attorney about the effect of this Release. If I sign this Release before the end of the twenty-one (21) day period it will be my personal, voluntary decision to do so, and will be done with full knowledge of my legal rights. I agree that material and/or immaterial changes to the Separation Agreement or this Release will not restart the running of this consideration period.
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4.	Exclusions from Release. My Claims do not include my rights, if any, to claim the following: unemployment insurance or workers compensation benefits; claims for my vested post-termination benefits under any 401(k) or similar tax-qualified retirement benefit plan; my COBRA rights; and my rights to enforce the terms of this Release.
A.	Nothing in this Release interferes with my right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or other local civil rights enforcement agency, or participate in any manner in an EEOC investigation or proceeding under Title VII, the ADA, the ADEA, or the EPA. I, however, understand that I am waiving my right to recover individual relief including, but not limited to, back pay, front pay, reinstatement, attorneys’ fees, and/or punitive damages, in any administrative or legal action whether brought by the EEOC or other civil rights enforcement agency, me or any other party.
B.	Nothing in this Release interferes with my right to challenge the knowing and voluntary nature of this Release under the ADEA and/or OWBPA, if I have rights under such laws.
C.	I agree that the Employer and the Released Parties reserve any and all defenses, which any of them has or might have against any claims brought by me. This includes, but is not limited to, the Employer’s or other Released Party’s right to seek available costs and attorneys’ fees, and to have any monetary award granted to me, if any, reduced by the amount of money that I received in consideration for this Release.
5.	Effective Date; Right to Rescind or Revoke. I understand that insofar as this Release relates to my rights under the Age Discrimination in Employment Act (“ADEA”), it shall not become effective or enforceable until seven (7) days after I sign it. I also have the right to rescind (or revoke) this Release insofar as it extends to potential claims under the ADEA by written notice to Employer within seven (7) calendar days following my signing this Release (the “Rescission Period”). Any such rescission (or revocation) must be in writing and hand-delivered to Employer or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed as follows:
A.	post-marked within the seven (7) day Rescission Period;
B.	properly addressed to

[INSERT NAME AND ADDRESS]; and

C.	sent by certified mail, return receipt requested.
6.	I Understand the Terms of this Release. I have had the opportunity to read this Release carefully and understand all its terms. I have had the opportunity to review this Release with my own attorney. In agreeing to sign this Release, I have not relied on any statements or explanations made by the Employer or its attorneys. I understand and agree that this Release and the attached Agreement contain all the agreements between the Employer (and any other Released Party) and me. We have no other written or oral agreements. I understand this Release is a very important legal document and I agree to be bound by the terms of this Release.

Dated: _________, 20__	_______________ Phillip B. Donenberg

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